EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-227240 on Form S-8 of our report dated June 28, 2022, relating to the financial statements of the Williams-Sonoma, Inc. 401(k) Plan appearing in this Annual Report on Form 11-K of the Williams-Sonoma, Inc. 401(k) Plan for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
June 27, 2023